Exhibit 23.2
Consent of Independent Registered Certified Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-221680) pertaining to the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan of our report dated April 27, 2017, with respect to the consolidated financial statements and schedule of SEACOR Marine Holdings Inc. as of December 31, 2016, and for the years ended December 31, 2016 and 2015 included in this Annual Report (Form 10-K) of SEACOR Marine Holdings Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Boca Raton, Florida
March 22, 2018